Exhibit 99.1
FOR IMMEDIATE RELEASE	Contacts:	Patrick H. Hawkins
April 25, 2017		Chief Executive Officer
Hawkins, Inc.		612/617-8524
2381 Rosegate		Patrick.Hawkins@HawkinsInc.com
Roseville, MN 55113
Kathleen P. Pepski
Chief Financial Officer
612/617-8571
Kathleen.Pepski@HawkinsInc.com

Hawkins, Inc. Announces Hiring of Jeffrey P. Oldenkamp to Assume Role of Chief Financial Officer, Vice President and Treasurer

Minneapolis MN - April 25, 2017 - Hawkins, Inc. (NASDAQ: HWKN) announced today the hiring of Jeffrey P. Oldenkamp to join the Company as Vice President on May 16, 2017. Mr. Oldenkamp will assume the additional roles of Chief Financial Officer and Treasurer after the filing of the Company’s Annual Report on Form 10-K, which is expected in early June of 2017.  Kathleen Pepski had previously announced her planned retirement and will remain in the roles of Chief Financial Officer and Treasurer until that time.

Mr. Oldenkamp joins Hawkins, Inc. from MTS Systems Corporation, where he served as Chief Financial Officer since January of 2015.  Prior to being appointed CFO, Oldenkamp was the Vice President of Finance for the MTS Test business.  He has over 20 years of extensive financial leadership experience, and has held various financial positions at Nilfisk-Advance, Inc. and Emerson Electric, Inc.  Mr. Oldenkamp holds a Master’s of Business Administration degree from the University of Minnesota and a Bachelor of Arts degree with a concentration in Accounting from the University of St. Thomas.

“We are thrilled to bring someone of Jeff’s caliber to Hawkins," said Patrick Hawkins, Chief Executive Officer.  “Jeff brings valuable experience and expertise to continue our growth. Jeff’s impressive background makes him a great addition to our leadership team, and we look forward to his contributions.”

About Hawkins, Inc.
Hawkins, Inc. distributes, blends and manufactures bulk and specialty chemicals and other health and nutrition products for its customers in a wide variety of industries. Headquartered in Roseville, Minnesota, and with 41 facilities in 19 states, the Company creates value for its customers through superb customer service and support, quality products and personalized applications.